Exhibit 99.2


                CAPITAL ALLIANCE INCOME TRUST RECEIVES LETTER OF
             NONCOMPLIANCE WITH AMEX CONTINUED LISTING REQUIREMENTS

SAN FRANCISCO - (BUSINESS WIRE) - January 12, 2007 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a mortgage REIT, has received a Warning Letter from the American Stock Exchange ("Exchange") of noncompliance with the Exchange's continued listing requirements. The previously reported, December 15, 2006, resignation of a CAIT independent director, has reduced the number of independent directors on CAIT's Board of Directors to one less than the Exchange's requirement. Section 121 (B) (2) (c) of the Exchange's listing qualifications requires that CAIT maintain a Board of Directors of at least 50% independent directors.

The Exchange has allowed CAIT until April 5, 2007 to satisfy its independent director requirement. CAIT is actively addressing this requirement and expects to announce the appointment of another independent director prior to April 5, 2007.

CAIT is a specialty lender that has invested in high yielding, non-conforming mortgage loans located primarily in California. Historically, only residential loans with a combined loan-to-value of 75% or less are originated for CAIT's mortgage investment portfolio. Due to the discontinuance of CAIT's mortgage banking business conducted by Capital Alliance Funding Corporation, unsold mortgages with a loan-to-value greater than 75% were transferred to CAIT and are part of CAIT's core portfolio. CAIT is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact:  Capital Alliance Income Trust Ltd., San Francisco
          Richard J. Wrensen, President and Chief Executive Officer 415-288-9595; Rwrensen@calliance.com